Exhibit 10.47

                         Allmerica Financial Corporation
                                   Letterhead




                                                              October 25, 2002


Mr. John F. O'Brien

Dear Jack:

You have resigned as President and Chief Executive Officer effective as of this date. You and the Board of Directors have mutually agreed that you will continue as a member of the Board of Directors. Additionally, you have agreed to be of special assistance facilitating the change in management of the Company and to provide ongoing liaison with insurance regulators (the foregoing duties hereinafter referred to as "Special Director Duties"). During the period of providing Special Director Duties, but for at least six months, the Company will provide you with suitable office space and secretarial support, will pay you a monthly consulting fee of $15,000, and will reimburse your reasonable business expenses.

As a non-employee member of the Board of Directors, you will be entitled to receive 1485 shares of Allmerica Financial Corporation stock, for the period ending May 14, 2003. This is the same number of shares received by the other members of the Board. During the period of time that you receive the monthly consulting fee, you will not receive meeting fees.

If you are agreeable with the foregoing, please sign the enclosed copy of this letter.
                                               Very truly yours,
                                               Allmerica Financial Corporation
                                               By:


                                               /s/ Bruce C. Anderson
                                               Bruce C. Anderson, Vice President

                                               Date: 10/25/02

Accepted and Agreed:


/s/ John F. O'Brien
John F. O'Brien

Date: 10/28/02

TO:  John F. O'Brien
From:  Michael P. Angelini
DATE:  October 25, 2002
RE:  Office and Secretarial Support


Further to your discussion with Bruce Anderson, I agree that it is appropriate to provide you with office space and secretarial support at the Company, as appropriate, following your special Director duties as outlined in your October 25, 2002 Agreement Letter. While it is unclear how long you will require this, we are prepared to do so at least through year-end 2004.

/initialed/ John F. O'Brien
/initialed/ Michael P. Angelini
/initialed/ Bruce C. Anderson